                                                                   Exhibit 10.23

                                      PARK
                      C O M M U N I C A T I O N S, I N C.

                         1700 Vine Center Office Tower
                              333 West Vine Street
December 21, 1995             Lexington, KY 40507
                            Telephone (606) 252-7275

                                                            Wright M. Thomas
                                                               President
                                                           Fax (606) 226-9609

Mr. Rick Prusator
Park Communications, Inc.
333 W. Vine Street, Suite 1700
Lexington, Kentucky 40507

Dear Rick:

As you are aware, the company has decided to sell its radio stations for reasons we fully discussed on Monday. In your role as Vice-President of Radio, you have made significant improvement in our Radio Division in slightly more than four years. The Division has more than doubled its revenue during that period and will generate over $4 million in operating cash flow in 1995 as a direct result of your focused energy and leadership skills.

To recognize your past contributions to the company and to induce you to stay with the company until an orderly disposition is completed, we have created a package of benefits for you. The package of benefits includes:

     Payment of your base salary of $139,000 per year through December, 1997, payable semi-monthly. The salary payment is not contingent upon your being employed by Park nor will it stop when you obtain other employment during the coming two year period. During this two year period, you will continue to be covered by the company health insurance program at the current contribution level until you secure other employment.

     Purchase of your home at 5208 Keene Road, Lexington, KY at whatever cost you have in it. The company will pay cash for your home upon thirty days notice from you of your intention to sell.

     A $250,000 bonus payable in cash upon the completion of the disposition of the radio stations owned by the company. Disposition will occur no later than the date that all nine stations have been sold and may occur earlier, if in my judgment, that disposition is substantially completed. The timing of this bonus is to provide you with as much flexibility as possible in planning your future and to allow you to disengage from the company as soon as it is deemed practical. It is our expectation that substantial disposition should occur by the late spring of 1996, but that date is not precisely determinable at this time.

Mr. Rick Prusator
December 21, 1995
Page Two

You will not be entitled to any severance benefits if you retire or resign before substantial completion of the disposition or if your employment is terminated for cause. Termination of employment for cause includes termination for insubordination, violation of law or the employer's policy, any act that is detrimental to the employer, unethical or disorderly conduct or use of drugs or alcohol on the company's property.

Sincerely,



Wright M. Thomas


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